NEWS RELEASE

The Hartford Amends Third Quarter 2012 Financial Results

No change to 2012 core earnings* of $1.4 billion, statutory surplus, or previously announced capital management plan

Changes result in a 2012 net loss of $38 million and shareholders' equity of $22.4 billion at December 31, 2012

HARTFORD, Conn., March 1, 2013 - The Hartford today reported that it has filed an amended Form 10-Q with the U.S. Securities and Exchange Commission (SEC) to restate its results for the third quarter ended September 30, 2012. The amended filing corrects for an error in the company's preliminary calculation of the gain or loss relating to the Individual Life business transaction under U.S. generally accepted accounting principles (GAAP). The company is now reporting a full year 2012 net loss of $38 million and shareholders' equity of $22.4 billion at December 31, 2012, as compared with the previously reported 2012 net income of $350 million and shareholders' equity of $22.8 billion. The company's 2012 core earnings of $1.4 billion are unchanged.

“We regret the error, but importantly the adjustments have no impact on our reported 2012 core earnings, statutory results or surplus, and announced capital management plan,” said The Hartford's Chairman, President and Chief Executive Officer Liam E. McGee. “The Individual Life, Retirement Plans and Woodbury Financial Services transactions were attractive for The Hartford and completed on favorable financial terms. They generated an aggregate statutory capital benefit of $2.2 billion and this remains unchanged.”

In September 2012, The Hartford estimated that the Individual Life transaction would not generate a material gain or loss under GAAP. Following the identification of the error, the company estimates that the transaction will result in a GAAP loss of $393 million, after tax. This estimate is subject to change pending the final determination of net assets sold, transaction costs and other adjustments. The error resulted from the omission of the impact of certain reinsurance recoverable balances on the gain/loss calculations for the transaction.

*Denotes financial measure not calculated based on generally accepted accounting principles (“non-GAAP”)

The revised third quarter 2012 financial results include a $388 million after-tax loss related to the transaction, which reflects the impairment of goodwill and the establishment of a loss accrual for premium deficiency. Net realized investment losses of $5 million, after tax, related to the transaction were included in the company's announced fourth quarter 2012 financial results.

The company's previously filed financial statements for the third quarter of 2012 should no longer be relied upon. In addition, the company has determined that there was a material weakness in its internal control over financial reporting at September 30, 2012, which was remediated as of December 31, 2012.

More detail related to the restatement is available in a Form 8-K that The Hartford has filed today with the SEC. The company has furnished, along with its 8-K filing, a revised and restated Investor Financial Supplement for the quarter and full year ended December 31, 2012. In addition to the amended Form 10-Q for the quarter ended September 30, 2012, the company also filed with the SEC its 2012 Annual Report on Form 10-K, as fully discussed in the 2012 Annual Report on Form 10-K.

ABOUT THE HARTFORD

With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.

DISCUSSION OF NON-GAAP FINANCIAL MEASURES

The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's revised and restated Investor Financial Supplement for the fourth quarter of 2012, which is available on The Hartford's website, http://ir.thehartford.com.

Core Earnings: The Hartford uses the non-GAAP financial measure core earnings as an important measure of the Company's operating performance. We believe that the measure core earnings provides investors with a valuable measure of the performance of the Company's ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, discontinued operations, loss on extinguishment of debt, gains and losses from disposal of businesses, certain restructuring charges and the impact of Unlocks to deferred policy acquisition costs (“DAC”), sales inducement assets ("SIA"), unearned revenue reserve ("URR") and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. s.

Accordingly, core earnings excludes the effect of all realized gains and losses (after tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the Company's business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company's performance. A reconciliation of core earnings to net income for the year ended December 31, 2012 can be found in The Hartford's revised and restated Investor Financial Supplement for the fourth quarter of 2012.

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q and Form 10-Q/A, our 2012 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.
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Media Contacts
Shannon Lapierre, 860-547-5624
shannon.lapierre@thehartford.com
or
Thomas Hambrick, 860-547-9746
thomas.hambrick@thehartford.com
or
Investor Contacts
Sabra Purtill, CFA, 860-547-8691
sabra.purtill@thehartford.com
or
Sean Rourke, 860-547-5688
sean.rourke@thehartford.com